Exhibit 99.1

DIRTT Releases Q3 2021 Financial Results

CALGARY, Alberta, November 3, 2021 (GLOBE NEWSWIRE) – DIRTT Environmental Solutions Ltd. (“DIRTT”, the “Company”, “we” or “us”) (Nasdaq: DRTT, TSX: DRT), an interior construction company that uses proprietary software to design, manufacture and install fully customizable environments, today announced its financial results for the three months ended September 30, 2021. All financial information in this news release is presented in U.S. dollars, unless otherwise stated.

Third Quarter 2021

•	Revenue of $34.1 million

•	Gross profit margin of 7.2%

•	Adjusted Gross Profit Margin[1] of 14.0%

•	Net loss of $15.4 million

•	Net loss margin of (45.2%)

•	Adjusted EBITDA[1] of ($13.3) million

•	Adjusted EBITDA Margin[1] of (39.1%)

•	Unrestricted cash balance of $43.3 million

Note: (1) See “Non-GAAP Financial Measures”

Management Commentary

“Third-quarter revenue fell short of our expectations as surging rates of Delta variant infections in August and September caused a broad deferral of return-to-office plans, reduced the sense of urgency to complete in-process projects and exacerbated labor shortages,” stated Kevin O’Meara, chief executive officer. “In addition, ongoing upstream supply chain issues, unrelated to DIRTT’s scope of work, negatively impacted job site readiness and shifted projects out to the fourth quarter and into 2022.

“We experienced significant inter-month volatility in activity during the third quarter which had an outsized impact on gross profit margin. Approximately 40% of the adjusted EBITDA loss for the quarter was driven by low revenues in September and the difficulty of adjusting manufacturing capacity down in response to short term reductions in activity. We have seen order activity and shipments in October improve from September and expect fourth-quarter revenue will recover to between $40 and $45 million, subject to the unpredictable and rapid impacts of the pandemic on construction activity.

“In early October, we held our Connext trade show in Chicago, hosting over 1,000 customers, contractors, architects, and designers both virtually and in-person. Development and expansion of our strategic account relationships has been ongoing including multiple in-person presentations during the quarter, with several strategic account representatives taking the time to attend Connext. In addition, our distribution partner network is demonstrating increased confidence, hiring over 75 DIRTT-focused positions since the start of 2021, of which more than 50% were added in the third quarter. These are all indications of a high level of customer and distribution partner engagement, which is crucial in building our pipeline of opportunities.

“Like many businesses, we have been experiencing increases in raw material prices, including aluminum, medium density fiberboard and glass, as well as transportation costs. In the third quarter, these increases exceeded our expectations and as a result we announced a price increase on our interior solutions plus an adjustment to our freight charges, resulting in an overall increase of approximately 6.5%, effective November 16, 2021. We believe that, despite the price increase, we remain highly cost competitive within the context of rising costs of conventional construction.”

Mr. O’Meara concluded, “When we unveiled our strategic plan in November 2019, we articulated financial targets to be achieved by the end of 2023. Two years into the execution of the plan, we are pleased with the steps we have taken to transform the company from both an operational and commercial perspective and continue to strongly believe that the targets, $450 million to $550 million in revenue with 18% - 22% adjusted EBITDA, remain achievable. However, the negative impact of the pandemic on construction activity, and on our ability to realize the benefits of our manufacturing improvements and commercial initiatives, has delayed our ability to achieve these targets. We expect to re-evaluate the timeline required to achieve the targets once the pandemic nears resolution. We continue to strongly believe that DIRTT’s value proposition will be as or even more relevant in the post-pandemic world.”

Third Quarter Financial Review

Revenue for the quarter ended September 30, 2021 was $34.1 million, a decline of $12.1 million or 26% from $46.2 million for the quarter ended September 30, 2020. The combination of a resurgence in COVID-19 infection rates in late August and September 2021 due to the Delta variant and upstream supply chain issues resulted in a slowdown of construction schedules and delays of projects scheduled to ship in the third quarter of 2021 to the fourth quarter of 2021 and into 2022.

Gross profit for the quarter ended September 30, 2021 was $2.5 million or 7.2% of revenue, a decline of $13.7 million or 85% from $16.2 million or 35.1% of revenue for the quarter ended September 30, 2020. The decrease was largely due to the impact of our fixed costs on lower quarterly revenues, which includes $0.8 million of incremental costs related to our new highly automated panel manufacturing facility in Rock Hill, South Carolina. Additionally, the reduction in gross profit was attributable to the impact of realized increases in the cost of materials, transportation, and packaging over the prior year which reduced gross profit margin by approximately 10%, as well as the $0.5 million negative impact of a stronger Canadian dollar on Canadian based manufacturing costs. The three months ended September 30, 2020 included a $0.5 million reversal of a timber provision that did not reoccur in 2021. In the third quarter of 2021, we reduced our manufacturing workforce by a further 5%.

Adjusted Gross Profit (see “Non-GAAP Financial Measures”) for the quarter ended September 30, 2021 was $4.8 million or 14.0% of revenue, a decline of $13.4 million or 74% from $18.2 million or 39.3% of revenue for the quarter ended September 30, 2020 for the reasons described above.

Sales and marketing expenses increased by $0.6 million to $7.5 million for the quarter ended September 30, 2021, from $6.9 million for the quarter ended September 30, 2020. The increase was largely related to increased salary and wage expenses as we continue to build our sales organization, increased travel, meals and entertainment expenses, $0.3 million due to staff transferred from Technology and Development to Sales and Marketing and higher depreciation expense as we completed our Chicago DXC in 2020, offset by lower commission expense. As economies re-open, we anticipate travel, meals and entertainment expenses will increase over current levels, the timing and amount of such expenses, however, are indeterminate at this time.

General and administrative expenses increased by $0.6 million to $7.5 million for the quarter ended September 30, 2021, from $6.9 million for the quarter ended September 30, 2020. The increase was the result of the impact of the stronger Canadian dollar on our cost structure, higher salaries and benefits expenses, and professional fees, partially offset by decreased variable compensation expense.

Operations support expenses of $2.4 million in the third quarter of 2021 was consistent with $2.3 million in the same period of 2020.

Technology and development expenses increased by $0.1 million to $2.1 million for the quarter ended September 30, 2021 from $2.0 million for the quarter ended September 30, 2020.

Net loss increased to $15.4 million or $0.18 net loss per share for the quarter ended September 30, 2021 from net loss of $2.1 million or $0.02 net loss per share for the quarter ended September 30, 2020. The increased loss is primarily the result of a $13.7 million decrease in gross profit, a $1.6 million increase in operating expenses, a $1.6 million reduction of government subsidies and a $0.7 increase in interest expense. These decreases were partially offset by a $3.3 million decrease in income tax expense and a $1.0 million reduction in foreign exchange losses.

Adjusted EBITDA (see “Non-GAAP Financial Measures”) for the quarter ended September 30, 2021 was an $13.3 million loss or (39.1%) of revenue, a decline of $14.2 million from $0.9 million, or 1.8% of revenue, for the quarter ended September 30, 2020 for the above noted reasons.

Conference Call and Webcast Details

A conference call and webcast for the investment community is scheduled for Thursday, November 4, 2021 at 8:00 a.m. MDT (10:00 a.m. EDT). The call and webcast will be hosted by Kevin O’Meara, chief executive officer, Geoff Krause, chief financial officer, and Kim MacEachern, director of investor relations.

The conference call will be broadcast live in listen-only mode available through the company website at dirtt.com/investors. Alternatively, click here to listen to the live webcast.

To join by telephone, dial +1-877-479-7708 (toll-free in North America) or +1-647-427-2478 (international). Please dial in a minimum of 15 minutes prior to the start time to ensure a timely connection to the call.

Investors are invited to submit questions to ir@dirtt.com before and during the call. Supplemental information slides will be available within the webcast and at dirtt.com/investors prior to the call start.

A replay of the webcast will be available online and on DIRTT’s website.

Statement of Operations

(Unaudited – Stated in thousands of U.S. dollars)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2021	2020	2021	2020
Product revenue	33,054	44,721	101,683	125,785
Service revenue	1,044	1,458	2,982	3,530

Total revenue	34,098	46,179	104,665	129,315

Product cost of sales	30,717	29,361	85,359	83,402
Costs of under-utilized capacity	—	—	1,756	2,010
Service cost of sales	931	606	2,506	2,160

Total cost of sales	31,648	29,967	89,621	87,572

Gross profit	2,450	16,212	15,044	41,743

Expenses
Sales and marketing	7,536	6,933	21,770	20,518
General and administrative	7,546	6,903	22,567	20,922
Operations support	2,374	2,347	6,884	7,130
Technology and development	2,146	1,959	6,005	6,206
Stock-based compensation	837	714	3,792	1,600

Total operating expenses	20,439	18,856	61,018	56,376

Operating loss	(17,989)	(2,644)	(45,974)	(14,633)

Government subsidies	2,935	4,519	10,434	8,803
Foreign exchange gain (loss)	526	(485)	286	874
Interest income	20	27	62	222
Interest expense	(823)	(100)	(2,117)	(196)

	2,658	3,961	8,665	9,703

Income (loss) before tax	(15,331)	1,317	(37,309)	(4,930)

Income taxes
Current tax expense (recovery)	—	(953)	210	(1,168)
Deferred tax expense	88	4,345	137	3,358

	88	3,392	347	2,190

Net loss	(15,419)	(2,075)	(37,656)	(7,120)

Loss per share
Basic and diluted loss per share	(0.18)	(0.02)	(0.44)	(0.08)

Weighted average number of shares outstanding (in thousands)
Basic and Diluted	85,325	84,681	84,922	84,681

Non-GAAP Financial Measures

Our condensed consolidated interim financial statements are prepared in accordance with GAAP. These GAAP financial statements include non-cash charges and other charges and benefits that we believe are unusual or infrequent in nature or that we believe may make comparisons to our prior or future performance difficult.

As a result, we also provide financial information in this news release that is not prepared in accordance with GAAP and should not be considered as an alternative to the information prepared in accordance with GAAP. Management uses these non-GAAP financial measures in its review and evaluation of the financial performance of the Company. We believe that these non-GAAP financial measures also provide additional insight to investors and securities analysts as supplemental information to our GAAP results and as a basis to compare our financial performance period over period and to compare our financial performance with that of other companies. We believe that these non-GAAP financial measures facilitate comparisons of our core operating results from period to period and to other companies by removing the effects of our capital structure (net interest income on cash deposits, interest expense on outstanding debt and debt facilities, or foreign exchange movements), asset base (depreciation and amortization), the impact of under-utilized capacity on gross profit, tax consequences and stock-based compensation. We remove the impact of all foreign exchange from Adjusted EBITDA. Foreign exchange gains and losses can vary significantly period-to-period due to the impact of changes in the U.S. and Canadian dollar exchange rates on foreign currency denominated monetary items on the balance sheet and are not reflective of the underlying operations of the Company. We remove the impact of under-utilized capacity from gross profit, and fixed production overheads are allocated to inventory on the basis of normal capacity of the production facilities. In periods where production levels are abnormally low, unallocated overheads are recognized as an expense in the period in which they are incurred. In addition, management bases certain forward-looking estimates and budgets on non-GAAP financial measures, primarily Adjusted EBITDA.

Government subsidies, depreciation and amortization, stock-based compensation expense, and foreign exchange gains and losses are excluded from our non-GAAP financial measures because management considers them to be outside of the Company’s core operating results, even though some of those receipts and expenses may recur, and because management believes that each of these items can distort the trends associated with the Company’s ongoing performance. We believe that excluding these receipts and expenses provides investors and management with greater visibility to the underlying performance of the business operations, enhances consistency and comparativeness with results in prior periods that do not, or future periods that may not, include such items, and facilitates comparison with the results of other companies in our industry.

The following non-GAAP financial measures are presented in this news release, and a description of the calculation for each measure is included.

Adjusted Gross Profit	Gross profit before deductions for costs of under-utilized capacity, depreciation and amortization

Adjusted Gross Profit Margin	Adjusted Gross Profit divided by revenue

EBITDA	Net income before interest, taxes, depreciation and amortization

Adjusted EBITDA	EBITDA adjusted for foreign exchange gains or losses; stock-based compensation expense; government subsidies; and any other non-core gains or losses

Adjusted EBITDA Margin	Adjusted EBITDA divided by revenue

You should carefully evaluate these non-GAAP financial measures, the adjustments included in them, and the reasons we consider them appropriate for analysis supplemental to our GAAP information. Each of these non-GAAP financial measures has important limitations as an analytical tool due to exclusion of some but not all items that affect the most directly comparable GAAP financial measures. You should not consider any of these non-GAAP financial measures in isolation or as substitutes for an analysis of our results as reported under GAAP. You should also be aware that we may recognize income or incur expenses in the future that are the same as, or similar to some of the adjustments in these non-GAAP financial measures. Because these non-GAAP financial measures may be defined differently by other companies in our industry, our definitions of these non-GAAP financial measures may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.

The following table presents a reconciliation for the three and nine months ended September 30, 2021 and 2020 of EBITDA and Adjusted EBITDA to our net income (loss), which is the most directly comparable GAAP measure for the periods presented:

(Unaudited Stated in thousands of U.S. dollars)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2021	2020	2021	2020
	($ in thousands)		($ in thousands)
Net loss for the period	(15,419)	(2,075)	(37,656)	(7,120)
Add back (deduct):
Interest Expense	823	100	2,117	196
Interest Income	(20)	(27)	(62)	(222)
Income Tax Expense	88	3,392	347	2,190
Depreciation and Amortization	3,815	2,780	10,638	8,673

EBITDA	(10,713)	4,170	(24,616)	3,717
Foreign Exchange (Gains) Losses	(526)	485	(286)	(874)
Stock-based Compensation	837	714	3,792	1,600
Government Subsidies	(2,935)	(4,519)	(10,434)	(8,803)

Adjusted EBITDA	(13,337)	850	(31,544)	(4,360)

Net Loss Margin(1)	(45.2)%	(4.5)%	(36.0)%	(5.5)%

Adjusted EBITDA Margin	(39.1)%	1.8%	(30.1)%	(3.4)%

(1)    Net loss divided by revenue.

The following table presents a reconciliation for the three and nine months ended September 30, 2021 and 2020 of Adjusted Gross Profit to our gross profit, which is the most directly comparable GAAP measure for the periods presented:

(Unaudited Stated in thousands of U.S. dollars)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2021	2020	2021	2020
	($ in thousands)		($ in thousands)
Gross profit	2,450	16,212	15,044	41,743
Gross profit margin	7.2%	35.1%	14.4%	32.3%
Add: Depreciation and amortization expense	2,321	1,959	6,383	6,128
Add: Costs of under-utilized capacity	—	—	1,756	2,010

Adjusted Gross Profit	4,771	18,171	23,183	49,881

Adjusted Gross Profit Margin	14.0%	39.3%	22.1%	38.6%

Special Note Regarding Forward-Looking Statements

Certain statements contained in this news release are “forward-looking statements” within the meaning of “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995 and Section 21E of the Securities Exchange Act of 1934 and “forward-looking information” within the meaning of applicable Canadian securities laws. All statements, other than statements of historical fact included in this news release, regarding our strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects, plans and objectives of management are forward-looking statements. When used in this news release, the words “anticipate,” “believe,” “expect,” “estimate,” “intend,” “plan,” “project,” “outlook,” “may,” “will,” “should,” “would,” “could,” “can,” the negatives thereof, variations thereon and other similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. In particular and without limitation, this news release contains forward-looking information pertaining to our expectations regarding fourth quarter 2021 revenues; our beliefs about the positive impacts of trade show attendance and distribution hiring practices on our future pipeline of opportunities; our belief that we remain cost competitive despite our recent price increase; our beliefs about our future revenue and adjusted EBITDA targets, and the timing thereof; our future plans to re-evaluate our timeline to achieve our revenue and adjusted EBITDA targets and the timing thereof; our beliefs about DIRTT’s future value proposition; and our expectations regarding levels of future travel, meals and entertainment expenses and the timing thereof.

Forward-looking statements are based on certain estimates, beliefs, expectations and assumptions made in light of management’s experience and perception of historical trends, current conditions and expected future developments, as well as other factors that may be appropriate.

Forward-looking statements necessarily involve unknown risks and uncertainties, which could cause actual results or outcomes to differ materially from those expressed or implied in such statements. Due to the risks, uncertainties and assumptions inherent in forward-looking information, you should not place undue reliance on forward-looking statements. Factors that could have a material adverse effect on our business, financial condition, results of operations and growth prospects include, but are not limited to, the severity and duration of the COVID-19 pandemic and related economic repercussions and other risks described under the section titled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2020, filed with the U.S. Securities and Exchange Commission (the “SEC”) and applicable securities commissions or similar regulatory authorities in Canada on February 24, 2021, and as supplemented by our Quarterly Report on Form 10-Q for the quarter ended September 30, 2021 filed with the SEC and applicable securities commissions or similar regulatory authorities in Canada on November 3, 2021.

Our past results of operations are not necessarily indicative of our future results. You should not rely on any forward-looking statements, which represent our beliefs, assumptions and estimates only as of the dates on which they were made, as predictions of future events. We undertake no obligation to update these forward-looking statements, even though circumstances may change in the future, except as required under applicable securities laws. We qualify all of our forward-looking statements by these cautionary statements.

About DIRTT

DIRTT is a building process powered by technology. The Company uses its proprietary ICE® software to design, manufacture and install fully customized interior environments. The technology drives DIRTT’s advanced manufacturing and provides certainty on cost, schedule, and the final result. Complete interior spaces are constructed faster, cleaner, and more sustainably. DIRTT has manufacturing facilities in Phoenix, AZ, Savannah, GA, Rock Hill, SC, and Calgary, AB. The Company works with distribution partners throughout North America. DIRTT trades on Nasdaq under the symbol “DRTT” and on the Toronto Stock Exchange under the symbol “DRT”.

FOR FURTHER INFORMATION PLEASE CONTACT

Kim MacEachern

Investor Relations, DIRTT

403-618-4539

kmaceachern@dirtt.com